                            CONFIDENTIAL TREATMENT REQUESTED BY AFFYMETRIX, INC.





                                SUPPLY AGREEMENT

                                Affymetrix, Inc.
                                       and
                            Genetics Institute, Inc.

                                SUPPLY AGREEMENT

Contents
                                                                Page
                                                                ----

1.   Introduction                                                 3
2.   Definitions                                                  3
3.   Probe Array Supply                                           8
4.   Exclusivity                                                 13
5.   Consulting                                                  14
6.   Compensation                                                14
7.   Fees and Royalties                                          16
8.   Intellectual Property                                       18
9.   Confidentiality                                             19
10.  Warranty                                                    20
11.  Indemnity                                                   21
12.  Term and Termination                                        22
13.  Miscellaneous                                               22

This supply agreement ("Agreement") is effective as of December 8, 1995 ("Effective Date") between Affymetrix, Inc. ("AMTX") a California corporation having its principal place of business at 3380 Central Expressway, Santa Clara, California 95051, and Genetics Institute, Inc. ("GI") a Delaware corporation having its principal place of business at 87 CambridgePark Drive, Cambridge, Massachusetts 02140.


1    INTRODUCTION

1.1 AMTX has research, development, and manufacturing capabilities and facilities, and has developed certain rights relevant to DNA probe array based technology.

1.2 GI has research and development capabilities, and facilities to conduct research and development activities in the area of biotechnology and the application thereof to the development, production, and manufacture, registration, and marketing of biotechnolgy based pharmaceutical products.

1.3 AMTX and GI have entered into a Development and Supply Agreement effective November 15, 1994 (the "Collaboration Agreement") for the collaborative development of DNA probe array based technology.

1.4 AMTX and GI desire to enter into an agreement whereby AMTX will supply GI with DNA probe arrays for research and development activities to support additional activities to measure gene expression in order to discover novel therapeutic compounds.

In consideration of the mutual covenants and promises contained in this Agreement, AMTX and GI agree as follows:

2    DEFINITIONS

2.1 "Affiliate" shall mean any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a Party. For purposes of this Section, "control" shall mean, in the case of corporations (or foreign equivalents of corporations), direct or indirect ownership of at least 50% of the stock having the right to vote for directors of such corporation or, in the case of partnerships, at least 50% of the ownership interest in such partnership. Except for Article 9 of this Agreement, for purposes of this definition, Affiliates of GI shall not include American Home Products Corporation, a Delaware corporation.

2.2  "AMTX Confirmation" shall have the meaning in Section 3.3 below.

2.3 "Collaborators" shall mean the third party(ies) that participate with GI in a GI Collaboration.

2.4 "Confidential Information" shall mean all information and materials, patentable or otherwise, of a Party which are disclosed and designated as confidential by or on behalf of such Party to the other Party and which derive value to a Party from not being generally known, including, but not limited to DNA sequences, vectors, cells, substances, formulations, techniques, methodologies, equipment, data, reports, know-how, preclinical and clinical trials and the results thereof, sources of supply, patent positioning, business plans, and the terms of this Agreement, including any negative developments. For purposes of clarification, in the event that all of a Target Sequence becomes publicly known, but a scientific rationale for the selection of a particular combination of genes identified by GI is not publicly known, such particular combination of genes shall still be considered Confidential Information of GI. Confidential Information shall also include the scientific rationale for GI's selection of a particular combination of genes and GI's intended application of the Probe Arrays directed to a particular combination of genes.

2.5 "Custom Chip Project" shall refer to the design and manufacture of at least one Lot of Probe Arrays for a particular Target Sequence, as specified by GI pursuant to this Agreement.

2.6 "Fabrication Verification Criteria" shall mean the fabrication verification criteria set forth in Exhibit B.

2.7 "GI's Area Of Interest" shall mean the use of Probe Arrays as a research tool to measure the presence and/or levels of expressed nucleic acid sequences for the purpose of discovering Novel Therapeutic Compounds which, in each case, are encoded by or regulated by the genes (or their interspecies homologues) probed for on a Probe Array or are gene products identified by the elimination of proteins encoded by the nucleic acid sequences on a Probe Array. GI's Area Of Interest shall expressly exclude the use of Probe Arrays (but not Novel Therapeutic Compounds) in clinical diagnosis of disease or forensic applications, human or

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                    CONFIDENTIAL TREATMENT REQUESTED


otherwise.

2.8 "GI Collaboration" shall mean a bona fide scientific collaboration in GI's Area Of Interest, between GI or any of its Affiliates and a third party, in which such third party receives the biological materials and/or proprietary information of GI and/or its Affiliates, or in which GI and/or its Affiliates obtains the biological materials and/or proprietary information of a third party. GI Collaboration shall not include business relationships based, in significant part, on a contract in which GI provides contract services for a third party involving use of the Probe Arrays on a fee-for-service or similar basis.

2.9 "High Complexity Probe Arrays" shall mean Probe Arrays containing more than [ * ] probes and no more than [ * ] probes of varying lengths, such
     probes encoding sequences representing no more than [         *        ]
     different genes.

2.10 "High Complexity Trigger Date" shall mean the date on which AMTX demonstrates the performance of High Complexity Probe Arrays in accordance with the criteria established by the Parties pursuant to this Agreement.

2.11 "Lot" shall refer to [*] Probe Arrays directed to a particular Target Sequence.

2.12 "Low Complexity Probe Arrays" shall mean Probe Arrays containing no more than [ * ] probes of varying lengths, such probes encoding sequences representing no more than [*] different genes.

2.13 "Low Complexity Trigger Date" shall mean the date on which AMTX demonstrates the performance of Low Complexity Probe Arrays in accordance with the conditions in Exhibit A.

2.14 "Net Sales" shall mean the aggregate United States Dollar equivalent of
      [
                                *
                    ] less a)[


                    *


          ]



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                    CONFIDENTIAL TREATMENT REQUESTED


[
                  *

         ]  Net Sales shall not include [           *
                                                              ]  If GI, an
Affiliate, Collaborator, licensee, or sublicensee sells Novel Therapeutic Compounds to or through a distributor (which is not an Affiliate, Collaborator, licensee, or sublicensee of GI), Net Sales shall be [
                                                     *
                                                                 ] In the event
that GI or any of its Affiliates, Collaborators, licensees, or sublicensees shall make any transfer of Novel Therapeutic Compounds to third parties for other than monetary value in whole or in part, such transfer shall be considered a sale hereunder for accounting and royalty purposes. Net Sales for any such transfers shall be determined on a country-by-country basis and shall be [


                             *


                                                                        ]
Notwithstanding the foregoing, no transfer of Novel Therapeutic Compounds for test or developmental purposes or as samples shall be considered a sale hereunder for accounting and royalty purposes unless such transfer is for monetary value. If Novel Therapeutic Compounds are sold as part of a system, package, or combination product, Net Sales shall be [

                                         *
                                               ]. If the Novel Therapeutic
Compound is not sold separately, [
                                     *
                                 ].

2.15 "Novel Therapeutic Compound" shall mean a compound that is, or is derived from, a Novel Gene Therapeutic or a Novel Use Therapeutic. For purposes of the definition, if a Probe

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                    CONFIDENTIAL TREATMENT REQUESTED


     Array was useful to GI, or its Affiliates or Collaborators in the discovery of the Novel Gene Therapeutic or Novel Use Therapeutic, the Novel Gene Therapeutic or Novel Use Therapeutic shall be deemed to have been discovered through the use of Probe Arrays. Novel Therapeutic
     Compounds shall not include [                              *
                                  ] using genes which are discovered, or
     genes for which uses are discovered, by GI, its Collaborators or Affiliates through use of Probe Arrays. Novel Therapeutic Compounds
     shall include such [                       *
             ] utilizes Probe Arrays.

2.16 "Novel Gene Therapeutics" shall mean a therapeutic protein (or any peptide or domain deleted, modified (e.g., by chemical or enzymatic cleavage or otherwise), variant, or mutant form thereof) expressed by a gene discovered by GI, or its Affiliates or Collaborators, through the use of Probe Arrays.

2.17 "Novel Use Therapeutics" shall mean a therapeutic protein (or any peptide or domain deleted, modified (e.g., by chemical or enzymatic cleavage or otherwise), variant, or mutant form thereof) whose use is discovered by GI, or its Affiliates or Collaborators through the use of Probe Arrays.

2.18 "Optimization Probe Arrays" shall mean a sample set of [ * ] Probe Arrays to be produced by AMTX after Sample Delivery for a Target Sequence in the event that GI requests that a probe set be revised after Sample Delivery for a particular Custom Chip Project.

2.19 "Party" shall mean AMTX or GI.  "Parties" shall mean AMTX and GI.

2.20 "Probe Arrays" shall mean a solid support having an array of oligonucleotides with known location and sequence fabricated pursuant to this Agreement.

2.21 "Project Term" shall mean the period commencing on the Low Complexity Trigger Date and ending on the first anniversary of the High Complexity Trigger Date, but in no event shall be a period of less than two (2) years. In the event that the High Complexity Trigger Date does not occur before
     [       *      ], the Project Term shall end on January 1, 1999.  The
     Project Term may be extended  upon mutual written consent of the Parties.

2.22 "Reserved Production Capacity" shall mean the ability of AMTX to fabricate [ * ] Probe Arrays pursuant to this Agreement in [ * ] business days.

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                    CONFIDENTIAL TREATMENT REQUESTED


2.23 "Resupply Term" shall mean, for a particular Custom Chip Project, eighteen
     (18) months from the date GI last orders a Lot of Probe Arrays for such particular Custom Chip Project, but in no event later than the later of (1) January 1, 2001, or (2) four (4) years from the High Complexity Trigger Date. The Resupply Term may be extended upon mutual written agreement of the Parties.

2.24 "Sample Delivery" shall have the meaning in Section 3.3.1 below.

2.25 "Target Sequence" shall mean the set of sequences specified by GI to AMTX for which GI desires to have AMTX perform a particular Custom Chip Project.

2.26 "Patent Claim" shall mean a claim of an unexpired patent owned or controlled by GI or its Collaborators or Affiliates which shall not have been withdrawn, canceled or disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or the claim of a patent application which has not been on file for more than five (5) years.

3    PROBE ARRAY SUPPLY

3.1  During the Project Term, GI will identify at least [   *   ] but no more
     than [    *     ] different Custom Chip Projects.  No fewer than [   *   ]
     Custom Chip Projects will be identified by GI in the twelve (12) month period beginning on the Low Complexity Trigger Date and no fewer than [ *
        ] Custom Chip Projects will be identified by GI in the twelve (12) month period beginning on the High Complexity Trigger Date. Of such Custom Chip
     Projects, no more than [   *   ] will be for Low Complexity Probe Arrays.
     AMTX will not be obligated to provide GI with High Complexity Probe Arrays
     until [      *      ], but if the manufacture of such High Complexity Probe
     Arrays is considered, in AMTX' reasonable opinion, to be technically and commercially feasible, GI may request AMTX to manufacture and AMTX may
     agree to manufacture High Complexity Probe Arrays before [      *       ].
     AMTX will be obligated to produce and supply to GI Probe Arrays for all Target Sequences identified to AMTX before the end of the Project Term.

3.1.1 GI will supply the necessary genes for testing probe arrays according to Exhibit A by December 11, 1995. AMTX will perform experiments to demonstrate the performance of

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                    CONFIDENTIAL TREATMENT REQUESTED


          Low Complexity Probe Arrays pursuant to Exhibit A. Upon such demonstration of the performance of the Low Complexity Probe Arrays, AMTX will provide notice in writing to GI, along with a description of the experiments performed to demonstrate such performance. In the event that AMTX has not demonstrated, to GI's reasonable satisfaction, the performance of Low Complexity Probe
          Arrays, pursuant to Exhibit A by [    *    ], GI may, at its
          option, terminate this Agreement or agree to extend the foregoing deadline by an agreed upon amount of time needed to demonstrate performance of the Low Complexity Probe Arrays pursuant to Exhibit A.

3.1.2     AMTX will perform experiments to demonstrate the performance of High
          Complexity Probe Arrays by [      *       ].  The Parties shall
          mutually determine and agree upon performance criteria for High Complexity Probe Arrays, based upon the performance criteria in Exhibit A. Upon such demonstration of the performance of the High Complexity Probe Arrays, AMTX will provide notice in writing to GI, along with a description of the experiments performed to demonstrate such performance. In the event that AMTX has not demonstrated, to GI's reasonable satisfaction, the performance of High Complexity Probe
          Arrays by [       *       ], GI may, at its option, elect not to
          identify any additional Custom Chip Projects, or agree to extend the foregoing deadline by an agreed upon amount of time. In the event that GI elects not to identify any additional Custom Chip Projects, the minimum order requirements set forth in the first sentence of
          Section 3.1 shall be waived. In the event that GI agrees to extend the foregoing deadline, the limit on the number of Low Complexity Probe Arrays set forth in Section 3.1 shall be waived, it being understood that GI shall be permitted, but not obligated, to identify additional Custom Chip Projects that are Low Complexity Probe Arrays (i.e., in addition to the minimum requirement of [ * ]) prior to two
          (2) years from the Low Complexity Trigger Date, to a maximum of [  *
              ] such Custom Chip Projects.  In addition to the foregoing alternatives, GI shall have the right to continue to identify Custom
          Chip Projects, with the understanding that the High Complexity Trigger Date is not scientifically attainable. In such circumstance, the limit on the number of Low Complexity Probe Arrays set forth in
          Section 3.1 shall be increased to up to [    *    ], and the limit on
          the number of genes set forth in Section 2.12 shall be increased to up to, if

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                    CONFIDENTIAL TREATMENT REQUESTED


          technically feasible, [        *        ].  In the event that the
          sequences representing more than [ * ] genes are placed on Low Complexity Probe Arrays pursuant to this Section, the price of Custom Chip Projects for such Low Complexity Probe Arrays set forth in Section 6.1 (but not the maximums set forth in Section 7.1) shall be increased in proportion to the number of genes represented on such Probe Arrays, up to the price of Custom Chip Projects for High Complexity Probe Arrays set forth in Section 6.1.

3.2 GI will identify the Target Sequence for a Custom Chip Project to AMTX by delivering to AMTX: 1) a diskette identifying the Target Sequence in a format mutually agreed upon by the Parties, and 2) an identification of the expected number of probes to be formed on a Probe Array directed to the Target Sequence, and 3) an identification of the probe lengths and number of probes in a Probe Array desired by GI for the particular sequences
     comprising the Target Sequence (not to exceed [    *    ] base probes
     without the consent of AMTX), and 4) a good faith estimate of the number of Lots of Probe Arrays needed by GI for the Target Sequence and the expected timing for production of such Lots, and 5) if GI then desires to place its initial firm order for Lot(s) of Probe Arrays directed to the Target Sequence, a firm order for the number of Lots desired by GI, it being understood that GI shall have the right to place its initial firm order for Lot(s) of Probe Arrays at any time prior to its advising AMTX pursuant to the last sentence of Section 3.3.3, and 6) the shipping location of the Probe Arrays, and 7) if GI desires for AMTX to store unpackaged Probe Arrays, GI's desired schedule for delivery of packaged Probe Arrays. The foregoing good faith estimate of the number of Lots of Probe Arrays to be manufactured will not constitute a commitment on the part of GI to purchase more than one Lot of Probe Arrays for the particular Target Sequence, but will only be intended to aid AMTX in overall production planning processes. GI may request that the Probe Arrays meet specifications suggested by GI and not required herein, in which case AMTX will respond in good faith as to whether such additional specifications can reasonably be met and, if applicable, any cost increase to meet such additional specifications.

3.3 AMTX will promptly confirm receipt of the Target Sequence and provide a preliminary schedule for fabrication of Probe Arrays for the Target Sequence. If the information received

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                    CONFIDENTIAL TREATMENT REQUESTED


     by AMTX does not include the information required in paragraph 3.2 above, AMTX will advise GI of any additional needed information. Upon AMTX confirming receipt of complete Target Sequence information ("AMTX Confirmation"), AMTX will proceed to design, lay out, produce masks, and manufacture Probe Arrays for the Target Sequence as follows:

3.3.1 AMTX will cooperate with GI to review GI's selection of probe lengths and probe redundancy for the Target Sequence identified by GI. AMTX will promptly deliver to GI a design description of the Probe Arrays to be fabricated for the particular Target Sequence. Such design description will identify the oligonucleotide probes and layout of the probes, and will point out any suggested differences in probe lengths and probe redundancy that differ from that requested by GI. AMTX will
          promptly produce prototype masks, produce and deliver a [   *   ] unit
          sample of Probe Arrays for design verification by GI ("Sample Delivery"). Sample Delivery will be accompanied by a certification by AMTX that the Probe Arrays delivered to GI meet the Fabrication Verification Criteria.

3.3.2 If GI requests AMTX to revise the probe set (but not the Target Sequence) for a particular Probe Array design, AMTX will promptly provide GI with Optimization Probe Arrays. Optimization Probe Arrays will be accompanied by a certification by AMTX that the Optimization Probe Arrays meet the Fabrication Verification Criteria.

3.3.3     GI may, within [   *   ] business days of Sample Delivery or delivery
          of Optimization Probe Arrays, evaluate any Probe Arrays delivered by AMTX to ensure that the Fabrication Verification Criteria are met. If GI reasonably demonstrates that AMTX' certification is in error and that the Fabrication Verification Criteria are not met, AMTX will promptly fabricate an additional sample lot or set of Optimization Probe Arrays at no cost to GI. Provided that the sample Probe Arrays or Optimization Probe Arrays meet the Fabrication Verification Criteria, GI will advise AMTX if it desires to have AMTX fabricate additional Optimization Probe Arrays, or full Lot(s) of Probe Arrays,
          within [     *      ] business days of delivery of the applicable
          Sample Delivery or delivery of the last Optimization Probe Arrays. At the same time that GI advises AMTX that it desires full Lot(s) of Probe Arrays, it shall place its initial firm order for the number of Lots desired.

3.3.4 Provided that production of Probe Arrays for other Custom Chip Projects does not require

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                    CONFIDENTIAL TREATMENT REQUESTED


          production of Probe Arrays in excess of the Reserved Production
          Capacity, within [     *      ] business days of GI's advising
          that it desires to have full Lots of Probe Arrays for a Custom Chip Project, AMTX will deliver to GI the Lot(s) of Probe Arrays for that Custom Chip Project. If production of Probe Arrays for a Custom Chip Project would result in production rates for GI Probe Arrays above the Reserved Production Capacity, AMTX will schedule the production of a Lot of Probe Arrays for the earliest date reasonably consistent with AMTX' production schedule, but no later than the next available time period when the Reserved Production Capacity would not be exceeded for any other Custom Chip Project, and will deliver such initial Lot(s) of Probe Arrays within
          [      *      ] business days of the time when the Reserved
          Production Capacity will not be exceeded. AMTX will promptly advise GI if the Reserved Production Capacity would be exceeded.

3.3.5 At any time following GI's initial placement of a firm order for Lot(s) of Probe Arrays for a particular Custom Chip Project, but before the end of the Resupply Term, GI may order additional Lots of Probe Arrays for a particular Custom Chip Project. If the Reserved Production Capacity would not be exceeded, AMTX will deliver such
          additional Lots within [      *      ] business days of receipt of a
          written order for such additional Lots. To the extent that orders of additional Lots of Probe Arrays would require AMTX to exceed the Reserved Production Capacity for GI, AMTX will schedule the production of such additional Lot(s) of Probe Arrays for the earliest date reasonably consistent with AMTX' production schedule, but no later than the next available time period when the Reserved Production Capacity for any other Custom Chip Project would not be exceeded, and will deliver such additional Lots of Probe Arrays (or a portion
          thereof) within [      *      ] business days  of the first time when
          the Reserved Production Capacity will not be exceeded. The Parties agree that this paragraph shall not obligate AMTX to store masks beyond the Resupply Term, provided that prior to destroying any masks, AMTX shall notify GI in writing and all such masks for GI Custom Chip Projects will, upon request of GI, be given to GI.

3.4 Probe Arrays will be packed in AMTX' standard shipping packages to the address specified by GI. Deliveries will be F.O.B. AMTX' facility. AMTX will ship via a carrier selected by GI or, if none is specified by GI, AMTX will select the carrier. Title and risk of loss of damage for deliveries will pass to GI upon AMTX' actual delivery of the Probe Arrays to the carrier for shipment to GI. GI will pay all shipping costs. GI will advise AMTX if insurance is desired on any shipments of Probe Arrays, and will reimburse AMTX for all such insurance charges.

3.5 During the Resupply Term for Custom Chip Projects pursuant to this Agreement, GI may request an increase in the Reserved Production Capacity. GI will compensate AMTX for such increased Reserved Production Capacity pursuant to Section 6.4 below.

3.6 GI may not 1) transfer the Probe Arrays provided by AMTX pursuant to this Agreement to any third party, other than to Affiliates and Collaborators during the course of and for the sole purpose of a GI Collaboration, or 2) provide services to any third party, other than to Affiliates and Collaborators, using the Probe Arrays provided by AMTX pursuant to the Agreement, or 3) allow any third party, other than Affiliates and Collborators during the course of a GI Collaboration, to use the Probe Arrays provided by AMTX under this Agreement, or 4) use the Probe Arrays delivered hereunder outside of GI's Area of Interest. In the event that GI Collaborations result in a Novel Therapeutic Compound, such Novel Therapeutic Compound shall subject GI to the obligations to pay royalties and fees pursuant to Section 7. Sample lots of Probe Arrays will be used only for evaluation of the performance of Probe Arrays and not for discovery of Novel Therapeutic Compounds.

3.7 During the Resupply Term, GI and its Affiliates and Collaborators may purchase hybridization stations and readers from AMTX or AMTX' suppliers in order to fully utilize the Probe Arrays purchased hereunder.

4    EXCLUSIVITY

4.1 During and after any termination of this Agreement, AMTX will not 1) sell Probe Arrays designed for any of the Custom Chip Projects to any third party that incorporate any of the Confidential Information of GI or 2) use any computer files, or any other design information specific to the work conducted for GI, generated in the design of Probe Arrays fabricated pursuant to this Agreement to design probe arrays for any third party, provided that AMTX will be able to sell probe arrays directed to a Target Sequence, or any portion thereof, if such

                                       13

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                    CONFIDENTIAL TREATMENT REQUESTED


     Target Sequence, or any portion thereof, is a) provided to AMTX by a third party that did not develop the Target Sequence with the Confidential Information of GI or b) independently developed by AMTX without the Confidential Information of GI, and further provided that the foregoing shall not confer on AMTX or any third party any rights under the patent rights of GI.

4.2 During the Resupply Term, GI will not buy Probe Arrays directed to a Target Sequence from a third party (when such third party infringes or would infringe the patent, copyright, or trade secret rights of AMTX or its Affiliates). This paragraph shall not, during or after the Resupply Period, confer on GI or any third party any rights under the patent rights of AMTX.

4.3 AMTX may make, have made, and use Probe Arrays designed for a Custom Chip Project for the purposes of improving its technology for manufacturing and using DNA probe arrays and for no other purposes.

4.4 In the event that AMTX is not able to supply Probe Arrays in amounts equaling GI's Reserved Production Capacity during the Resupply Term, GI may fabricate or have fabricated Probe Arrays to meet the Reserved Production Capacity. Nothing in this paragraph, however, shall confer on GI or any third party any patent rights or other intellectual property rights from AMTX.

5    CONSULTING

5.1 The Parties do not anticipate that AMTX will be required to provide consulting services to GI under the terms of this Agreement during the term of the Collaboration Agreement. After the term of the Collaboration Agreement, AMTX will provide GI with reasonable consulting services, if any are needed, in the design and development of assays and related technology needed to utilize the Probe Arrays delivered to GI hereunder according to the fee schedule in Section 6.5.

6    COMPENSATION

6.1  GI will pay to AMTX a flat fee of [   *   ] for each Custom Chip Project
     requiring Low Complexity Probe Arrays, and [   *   ] for each Custom Chip
     Project requiring High

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                    CONFIDENTIAL TREATMENT REQUESTED


     Complexity Probe Arrays. Such payments will be payable in installments as follows:

6.1.1     [        *        ] upon AMTX Confirmation for each Custom Chip
          Project.

6.1.2     [        *        ] within thirty (30) days of Sample Delivery which
          meets or, if Optimization Probe Arrays are produced, Optimization Probe Arrays which meet the Fabrication Verification Criteria.

6.1.3     [        *       ] upon shipment of the first Lot for each Custom
          Chip Project.

6.2 For each sample of Optimization Probe Arrays shipped to GI, GI will pay to AMTX a flat fee of [ * ] for the first [ * ] of Optimization Probe
     Arrays, [  *  ] for the next [      *     ] of Optimization Probe Arrays,
     [ * ] for the next [ * ] of Optimization Probe Arrays, and [ * ] for each set of Optimization Probe Arrays thereafter.

6.3 For each Lot of Probe Arrays for a Custom Chip Project (after the first Lot of Probe Arrays for a particular Custom Chip Project), GI will pay to AMTX:

6.3.1 [ * ] upon shipment to GI of each Lot, when such order is made as part of GI's initial placement of a firm order for Lot(s) of Probe Arrays for a particular Custom Chip Project.

6.3.2 For each Lot ordered after GI's initial placement of a firm order for Lot(s) of Probe Arrays for a particular Custom Chip Project, GI will pay [ * ] per Lot for each of the first [ * ] Lots shipped to GI,
          [  *  ] per Lot for each of the next [   *   ] Lots shipped to GI, and
          all subsequent Lots shipped to GI pursuant to this Agreement shall be [ * ] per Lot. For purposes of clarification, all additional Lots of Probe Arrays ordered by GI after GI's initial placement of a firm order for Lot(s) of Probe Arrays for a particular Custom Chip Project
          shall be counted towards such [     *     ] Lot totals, regardless of
          whether such Lots are for the same Custom Chip Project.

6.3.3 When ordering a Lot of Probe Arrays, GI may specify that all or a portion of such Lot shall not be packaged and that AMTX will store such unpackaged Probe Arrays. AMTX will store such Probe Arrays for
          up to [    *    ],  provided that such Probe Arrays will be deemed
          delivered to GI when they are ready for packaging, for purposes of the payments due hereunder, but not for purposes of the warranty provisions hereunder. GI may request, at any time, delivery of groups of [ * ] or more stored Probe Arrays that are then currently in storage by AMTX at no additional cost.

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

                    CONFIDENTIAL TREATMENT REQUESTED


6.3.4 In the event that GI wishes to order an odd Lot (i.e., an amount other than a multiple of [ * ]) of Probe Arrays (after the first Lot), AMTX will quote pricing for such odd Lots upon request of GI.

6.4 If GI desires additional Reserved Production Capacity, AMTX will provide a quote for the cost of such additional Reserved Production Capacity. If GI desires to obtain such additional Reserved Production Capacity at the quoted cost, AMTX will proceed to use reasonable efforts to provide such additional Reserved Production Capacity.

6.5 Consulting services shall be invoiced at the rate of [ * ] per day plus expenses when AMTX is provided [ * ] or fewer days of notice, or [ * ] per day plus expenses when more than [ * ] days of notice is provided.

6.6 All amounts referred to in this Section will be invoiced by AMTX when due. All payments will be made to AMTX thirty (30) days from the date of invoicing by AMTX. AMTX shall promptly provide GI with written notice of any late payments. Late payments shall bear interest at the rate of [ * ] per month.

6.7  In the event that GI desires to have Probe Arrays manufactured that utilize
     probes of more than [       *       ], AMTX will determine if its current
     design and manufacturing capabilities permit the reliable manufacture of
     Probe Arrays with more than [       *       ].  If AMTX concludes that it
     can reliably manufacture such Probe Arrays, AMTX will provide revised pricing for such Probe Arrays.

6.8 Hybridization stations and readers may be purchased by GI and its Affiliates and Collaborators at the lower of 1) the cost calculated pursuant to the Collaboration Agreement, and 2) the price for which such hybridization stations and readers are generally sold by AMTX to third parties.

7    FEES AND ROYALTIES

7.1  GI shall pay AMTX fees as follows for each Novel Therapeutic Compound
     resulting from a Custom Chip Project, up to a maximum of [   *   ] for each
     Custom Chip Project involving Low Complexity Probe Arrays and [    *    ]
     for each Custom Chip Project involving High Complexity Probe Arrays.

                    CONFIDENTIAL TREATMENT REQUESTED


7.1.1 In the event that GI or any of its Affiliates or Collaborators discovers a therapeutic use for a protein through the use of Probe Arrays and files either (1) a patent application covering such therapeutic use, or (2) a declaration in support of a patent application previously filed by GI or any of its Affiliates or Collaborators covering the gene from which the protein is expressed and/or the protein itself where such declaration includes the biological activity data relating to such therapeutic use, GI shall pay AMTX a fee of [ * ] upon the first such filing made for each such protein and a fee of [ * ] upon the issuance of the first patent claiming the therapeutic use for each such protein.

7.1.2 In the event that GI or any of its Affiliates or Collaborators discovers a gene encoding for a protein having a therapeutic use through the use of Probe Arrays and files a patent application covering the gene from which the protein is expressed and/or the protein itself, GI shall pay AMTX a fee of [ * ] upon the first such patent filing made for each such protein and a fee of [ * ] upon the issuance of the first patent claiming the gene and/or the protein itself for each such protein.

7.1.3 For the first IND filing directed to a Novel Therapeutic Compound, GI shall pay to AMTX a fee of [ * ].

7.1.4 Payments made pursuant to Sections 7.1.1, 7.1.2 and 7.1.3 shall be subject to the maximums set forth in Section 7.1.

7.2 GI shall pay AMTX a running royalty of [ * ] of Net Sales by GI, its Affiliates, Collaborators, licensees, and sublicensees for each Novel Therapeutic Compound having a label referring to a Novel Use Therapeutic and [ * ] of Net Sales by GI, its Affiliates, Collaborators, licensees, and sublicensees for each Novel Gene Therapeutic. Such royalties shall only be payable on Novel Therapeutic Compounds where the Novel Use Therapeutic or Novel Gene Therapeutic that is discovered through use of the Probe Arrays is covered by a Patent Claim. In no event shall GI be required to pay a
     royalty of more than [       *       ] of Net Sales.

7.3 GI shall deliver to AMTX, within sixty (60) days after the end of each calendar quarter, a written report showing its computation of payments due under this Agreement, including any Net Sales by GI, its Affiliates, Collaborators, licensees, and sublicensees during such calendar

                    CONFIDENTIAL TREATMENT REQUESTED


     quarter. All Net Sales shall be segmented in each such report according to sales by GI, each Affiliate, Collaborator, licensee, and sublicensee, as well as on a country by country basis, including the rates of exchange used to convert such royalties to U.S. Dollars from the currency in which the sales were made. For the purposes of this Agreement, the rates of exchange to be used for converting royalties to U.S. Dollars shall be those published for the purchase of U.S. Dollars in the East Coast Edition of the Wall Street Journal for the last business day of the calendar quarter for which payment is due. Simultaneously with the delivery of each such report, GI shall tender payment in U.S. Dollars of all royalties shown to be due therein. Where royalties are due for sales of products in a country where, by reason of currency regulations it is impossible or illegal for GI, its Affiliates, Collaborators, licensees or sublicenses to transfer royalty payments to AMTX, such royalties shall be deposited in whatever currency is allowable in an accredited bank in that country that is reasonably acceptable to AMTX. Any and all income or similar taxes imposed or levied on account of the receipt of royalties payable under this Agreement which are required to be withheld by GI shall be paid by GI on behalf of AMTX and shall be paid to the proper taxing authority. Proof of payment shall be secured and sent to AMTX as evidence of such payment in such form as required by the tax authorities having jurisdiction over GI or its Affiliates, Collaborators, licensees, or sublicensees. Such taxes shall be deducted from the royalty that would otherwise be remitted by GI or its Affiliates, Collaborators, licensees, or sublicensees. Late payments shall bear interest at the rate of [ * ] per month.

8    INTELLECTUAL PROPERTY

8.1 Any inventions conceived or first reduced to practice during performance of this Agreement and arising from performance of this Agreement (Project Inventions) shall be assigned according to inventorship of such inventions. While not anticipated, in the event that AMTX is deemed to be the joint or sole inventor of a Project Invention directed to Novel Therapeutic Compounds or genes related thereto, AMTX shall assign such Project Invention to GI. GI grants to AMTX and its Affiliates a royalty free, nonexclusive, nonsublicensable, worldwide perpetual license under all GI Project Inventions relating to the development, use, manufacture, distribution, and/or sale of Probe Arrays, except as to those GI Project Inventions relating to Novel Therapeutic Compounds and genes related thereto. Each Party shall bear all cost incurred by it in acquiring patent rights for Project Inventions.

8.2 Except as specifically provided herein, no implied license rights under any patents, copyrights, or trade secrets are conveyed by one Party to another Party pursuant to this Agreement by implication or otherwise.

9    CONFIDENTIALITY

9.1 Each Party shall maintain the Confidential Information of the other Party in confidence, and shall not disclose, divulge, or otherwise communicate such Confidential Information of the other, or use it for any purpose, except as permitted or contemplated by this Agreement, and in order to carry out the terms and objectives of this Agreement. The Parties will use reasonable precautions to prevent and restrain the unauthorized disclosure of such Confidential Information of the other Party. The provisions of this paragraph shall not apply to Confidential Information which:

9.1.1 was known or used by the receiving Party or its Affiliates prior to its date of disclosure to the receiving Party, as evidenced by the prior written records of the receiving Party or its Affiliates; or

9.1.2 either before or after the date of the disclosure to the receiving Party is lawfully disclosed without restriction on disclosure to the receiving Party or its Affiliates by an independent, unaffiliated third party rightfully in possession of the Confidential Information;

9.1.3 either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public through no fault or omission on the party of the receiving Party or its Affiliates; or

9.1.4 is required to be disclosed by the receiving Party or its Affiliates to comply with applicable laws, to comply with a court order, or to comply with governmental regulations, provided that the receiving Party provides prior written notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

                    CONFIDENTIAL TREATMENT REQUESTED


10   WARRANTY

10.1 GI represents and warrants to AMTX that it has the full right and authority to enter into and perform this Agreement.
10.2 AMTX represents and warrants to GI that (1) it has the full right and authority to enter into and perform this Agreement, (2) it has the right or has obtained the necessary consents, waivers, approvals or other authorizations to make the assignments provided for in Section 8.1 of this Agreement, and (3) it has obtained from Glaxo Wellcome plc and its affiliated entities (the "Glaxo Entities") any and all consents, waivers, approvals or other authorizations necessary to enter into and perform this Agreement without violating the terms of its agreements with the Glaxo Entities. AMTX hereby agrees to indemnify, defend, protect and hold harmless GI and its Affiliates and its Collaborators against any and all losses, costs, damages, expenses, fees and/or liabilities directly or indirectly resulting from any claims, lawsuits and/or judgments ("Claims") to the extent that such Claims are based on allegations predicated on the foregoing representations and warranties being false.

10.3 AMTX warrants that the Probe Arrays will meet the Fabrication Verification Criteria at the time they are delivered to GI. AMTX warrants that the Probe Arrays delivered hereunder do not incorporate the trade secret or copyright rights of a third party. AMTX DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. [




                                       *



                                                                       ].

                    CONFIDENTIAL TREATMENT REQUESTED


10.4 If GI believes that AMTX is in breach of the warranty provisions herein as to delivery of full Lots of Probe Arrays, GI will notify AMTX in writing
     within [     *      ] business days of receipt of any nonconformity of the
     Probe Arrays. In the absence of such notice all Probe Arrays shall be conclusively deemed accepted and GI may not revoke its acceptance.

11   INDEMNITY

11.1 [











                                        *






                                                              ].

12   TERM AND TERMINATION

12.1 This Agreement shall extend until the end of the Resupply Term, unless extended by written agreement of both Parties.

12.2 Upon breach, the nonbreaching Party shall be entitled (but not required) to terminate this Agreement. To terminate this Agreement, the nonbreaching Party shall provide written notice to the other Party. Such notice shall specifically state that the nonbreaching Party intends to terminate this Agreement. In the event that the other Party remains in breach sixty (60) days after such written notice by the nonbreaching
     Party, this Agreement shall be terminated.

12.3 In the event that GI reasonably determines that it is necessary for it to obtain a license or similar right from a third party in the absence of which it could not legally use the Probe Arrays in GI's Area of Interest without infringing such third party's intellectual property rights, GI shall have the right to terminate this Agreement upon written notice to AMTX, provided that (1) GI shall have used diligent efforts to secure such license or similar right and (2) the third party shall have failed to make a license or similar right available to GI on commercially reasonable terms, and (3) the failure to obtain such license or similar right shall leave GI with no meaningful way to utilize the Probe Arrays contemplated to be designed and purchased hereunder.

12.4 Upon termination of this Agreement, the following provisions will survive:
     4.1, 7, 8, 9, 11 and 13.

13   MISCELLANEOUS

13.1 GI shall keep, and shall cause its Affiliates, Collaborators, licensees, and sublicensees to keep, for a period of at least two (2) years full, accurate, and true books of accounts and other records containing all information and data which may be necessary to ascertain and verify the royalties and fees payable hereunder. During the term of this Agreement and for a period of two (2) years following the time at which the relevant fee or payment is due, AMTX shall have the right from time to time (not to exceed once during a calender year) to inspect in confidence, or have an agent, accountant, or representative inspect in confidence such books, records, and supporting data.

13.2 GI UNDERSTANDS THAT THE PROBE ARRAYS DELIVERED HEREUNDER ARE NOT FDA APPROVED. GI AGREES NOT TO USE THE PROBE ARRAYS DELIVERED HEREUNDER IN ANY CLINICAL OR OTHER SETTING REQUIRING FDA APPROVAL.

13.3 Neither Party nor any of its Affiliates shall originate any publicity, news release, or other public announcement, written or oral, relating to this Agreement or the existence of an arrangement between the Parties without the prior written approval of the other Party, which approval shall not be unreasonably withheld, except as otherwise required by law.

13.4 Neither Party shall assign any rights or obligations of this Agreement, except to a party who acquires all or substantially all of the relevant assets of the assigning Party by merger or sale, of assets or otherwise.

13.5 This Agreement shall be construed according to the laws of California without regard to conflict of law provisions.

13.6 The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

13.7 This Agreement and the documents referred to herein are the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating to the subject matter herein. No waiver alteration or modification of any of the provisions herein shall be binding unless in writing and signed by the Parties by their respective officers.

13.8 The headings in this Agreement are for convenience only and shall not be considered in construing this Agreement.

13.9 In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular provision(s) held to be unenforceable.

13.10 This Agreement shall be binding on and inure to the benefit of the Parties and their successors and permitted assigns.

13.11 None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party.

13.12 Any notice required under this Agreement shall be made by overnight mail or courier to the addresses below:

          If to GI:

                   Genetics Institute, Inc.
                   87 CambridgePark Drive
                   Cambridge, Massachusetts 02140
                   Attn: General Counsel

          If to AMTX:

                   Affymetrix, Inc.
                   3380 Central Expressway
                   Santa Clara, California 95051
                   Attn: President
                   cc: General Counsel

13.13     The Parties shall not be liable or delay or nonperformance if performance is rendered impracticable by the occurrence of any condition beyond the reasonable control of a Party, if such Party has used reasonable efforts to avoid such occurrence. Such Party shall give notice to the other Party in writing promptly, and thereupon the affected Party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to the occurrence.

13.14 IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their properly and duly authorized officers or representatives as set forth below.

Affymetrix, Inc.

 /s/  STEPHEN P.A. FODOR
- --------------------------

By:  Stephen P.A. Fodor
     President
    ----------------------

Date:  December 8, 1995
      --------------------

Genetics Institute, Inc.

    /s/  JACK MORGAN
- --------------------------

By:       Jack Morgan
    ----------------------

Date:   December 13, 1995
      --------------------

                                 CONFIDENTIAL
                                  TREATMENT
                                  REQEUESTED

                                   EXHIBIT A

               EXPRESSION CHIPS:  [













                                       *






















                                ].

                                 CONFIDENTIAL
                                  TREATMENT
                                  REQEUESTED


                                   EXHIBIT B

                      FABRICATION VERIFICATION CRITERIA


[


                                       *




                                          ].